Exhibit 9
NOT FOR DISTRIBUTION IN OR INTO THE UNITED STATES OR TO ANY PERSON LOCATED
OR RESIDENT IN THE REPUBLIC OF ITALY
This announcement is not for distribution in the United States. This announcement and the information contained herein is not an offer of securities for sale in the United States. Securities may not be offered or sold in the United States absent registration pursuant to the U.S. Securities Act of 1933, as amended, or an exemption from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from the issuer or selling security holder and that will contain detailed information about the company and management, as well as financial statements. The issuer does not intend to register the offering in the United States.
NOTHING IN THIS ANNOUNCEMENT CONSTITUTES AN OFFER OF SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO. THE EXCHANGE OFFER WILL BE MADE, AND THE NEW BONDS ARE BEING OFFERED AND WILL BE ISSUED, ONLY TO HOLDERS OF THE EXISTING BONDS (I) LOCATED IN THE UNITED STATES, IN A PRIVATE TRANSACTION IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (II) THAT ARE PERSONS OTHER THAN “U.S. PERSONS”, AS THAT TERM IS DEFINED IN RULE 902 UNDER THE SECURITIES ACT, IN OFFSHORE TRANSACTIONS IN RELIANCE UPON REGULATION S UNDER THE SECURITIES ACT (“ELIGIBLE HOLDERS”). ONLY ELIGIBLE HOLDERS ARE AUTHORIZED TO RECEIVE OR REVIEW THE CONFIDENTIAL EXCHANGE OFFER AND CONSENT SOLICITATION MEMORANDUM OR TO PARTICIPATE IN THE EXCHANGE OFFER AND CONSENT SOLICITATION.
PT Gajah Tunggal Tbk
GT 2005 Bonds B.V.
GT 2005 Bonds B.V. (the “Issuer”) is a wholly owned subsidiary of PT Gajah Tunggal Tbk (the “Guarantor”)
RESULTS OF ADJOURNED BONDHOLDER MEETING AND AMENDMENTS TO THE OFFER
RELATING TO THE INVITATION TO HOLDERS OF GT 2005 BONDS B.V. (THE “ISSUER”)
US$420,000,000 10.25% GUARANTEED BONDS DUE 2010 TO OFFER FOR EXCHANGE
EXISTING BONDS FOR NEW BONDS OF THE ISSUER (ISIN: XS0224891944)
Jakarta — 21 July 2009
On 12 June 2009, the Issuer and Guarantor invited the holders of the Existing Bonds (“Holders”) to offer to exchange (“Exchange Offer”, as amended by the supplements to the Exchange Offer dated 24 June 2009 and 15 July 2009), their outstanding Existing Bonds for new US dollar-denominated Callable Step-Up Guaranteed Secured Bonds due 2014 (the “New Bonds”). The New Bonds will be issued by the Issuer and guaranteed by the Guarantor.
Concurrently with the Exchange Offer, the Issuer solicited (the “Consent Solicitation” and, together with the Exchange Offer, the “Offer”) consents from Holders to amend the terms of the trust deed dated 21 July 2005 to provide, among other proposed amendments, for early redemption of the Existing Bonds by the Issuer upon the settlement of the Exchange Offer.
Results of Adjourned Bondholder Meeting
The Guarantor and the Issuer are pleased to announce the results of the adjourned bondholder meeting as follows:
1) The Second Extraordinary Resolution has been approved by Holders in accordance with the provisions as stipulated in the trust deed of the Existing Bonds; and
2) More than 85% of Holders voted at the Adjourned Bondholder Meeting.
The Guarantor and Issuer are pleased with the results of the Offer and wish to thank the substantial majority of Holders who have supported the terms of the Exchange Offer and Consent Solicitation as described in the Memorandum and the Supplement. The Guarantor and the Issuer intend to proceed with the exchange of the Existing Bonds as soon as practicable.

Transaction Update and Amendments
Following the Bondholder Meetings held on 6 July 2009, the Guarantor continued to engage in discussions with Holders with the goal of reaching consensual arrangements with substantially all identified Holders. While the amendment of certain terms were discussed with Holders in advance of the Voting Instructions Deadline, no amendments were agreed nor are the Issuer or Guarantor under any obligation to implement any amendments. However, the Issuer and Guarantor have, in the interests of all stakeholders and in particular its long term relationship with Holders, elected to amend certain terms of the New Bonds (the “Additional Amendments”) in addition to the amendments that were implemented in the supplement to the Memorandum dated 24 June 2009. The specific terms of the Additional Amendments are detailed in a new supplement to the Memorandum which will incorporate conforming changes to the Offering Circular for the New Bonds which is attached as an appendix to the Memorandum (the “Additional Supplement”). The prior supplements to the Memorandum and the Additional Supplement are available to eligible Holders from the Information Agent and Dealer Manager.
The amendments implemented by the Issuer and Guarantor through the Additional Supplement are summarized as follows:
1) The Issuer will undertake to redeem or repurchase and cancel a portion of the initial outstanding principal amount of the Bonds on the Issue Date in accordance with the following schedule:

On or before date:	Aggregate amount of New Bonds*
21 July 2011	2.50%
21 July 2012	5.00%
21 July 2013	10.00%

*	— the aggregate amount of the initial outstanding principal amount of the New Bonds on the Issue Date (including all New Bonds that have been redeemed or repurchased and canceled from the Issue Date through such date)
2) The Late Exchange Price shall be amended to be equal to the Early Exchange Price, providing all Holders who have their bonds exchanged with the economics originally available only to Holders who tendered into the Exchange Offer prior to the Early Exchange Deadline.
Conditions of the Exchange Offer
All of the conditions for the consummation of the Exchange Offer for the Existing Bonds have been met. Notwithstanding the foregoing, the Issuer may, in its sole discretion, extend, re-open, amend, waive any condition of or terminate the Offer at any time (subject to applicable law and as provided in the Memorandum and the Supplements).
Expected Transaction Timeline
The Settlement Date for the Exchange Offer is expected to be 24 July 2009.

The Dealer Manager:
Credit Suisse
Hong Kong
Attn: Debt Syndicate Group
Tel: +852 2101 7233
London
Attn: Liability Management Group
Tel: +44 20 7883 6748
Email: liability.management@credit-suisse.com
The Information Agent:
Lucid Issuer Services Limited
Tel: +44 20 7704 0880
Email: gt@lucid-is.com
The Exchange Agent:
Lucid Issuer Services Limited
Tel: +44 20 7704 0880
Email: gt@lucid-is.com
The Dealer Manager takes no responsibility for the contents of this announcement and none of the Issuer or Guarantor, the Dealer Manager, the Trustee, the Exchange Agent or any of their respective directors, employees or affiliates makes any representation or recommendation whatsoever regarding the Exchange Offer or Consent Solicitation, or any recommendation as to whether Holders should tender Existing Bonds in the Exchange Offer or give consent in the Consent Solicitation. This announcement must be read in conjunction with the Memorandum and the Supplement. This announcement, the Memorandum and the Supplement contain important information which should be read carefully before any decision is made with respect to the Exchange Offer and Consent Solicitation. If any Holder is in any doubt as to the action it should take, it is recommended to seek its own advice, including as to any tax consequences, from its stockbroker, bank manager, solicitor, accountant or other independent adviser.
The New Bonds have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “Securities Act”). The New Bonds are being offered outside the United States in accordance with Regulation S, and subject to certain exceptions, may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
The Offer is subject to offer and distribution restrictions in, among other countries, the United States, Europe, Italy, Spain, United Kingdom, Switzerland, Germany, Belgium, Hong Kong, Canada, Australia, Japan, The Netherlands, Indonesia and Singapore.
This announcement does not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make such offer or invitation under applicable laws. The distribution of this announcement in certain jurisdictions may be restricted by law. Persons into whose possession this announcement comes are required by each of the Issuer, the Guarantor, the Dealer Manager and the Exchange Agent to inform themselves about, and to observe, any such restrictions.